Exhibit 99.1
Petrohawk Energy Corporation Prices Senior Notes Offering
HOUSTON —January 22, 2009 — Petrohawk Energy Corporation (NYSE: HK) (“Petrohawk” or the “Company”) today announced that it priced its private placement offering to eligible purchasers of an aggregate principal amount of $600 million 10 1/2% senior notes due August 1, 2014. The notes are priced at 91.279% of the face value to yield 12 3/4% to maturity. The offering is expected to settle and close on January 27, 2009, subject to customary closing conditions.
Net proceeds from the offering will be used to repay all outstanding borrowings on Petrohawk’s senior revolving credit facility, which will provide additional financial flexibility to fund a portion of its 2009 capital budget, to fund potential acquisitions, to provide for further infrastructure expansion and for general corporate purposes.
The notes have not been registered under the Securities Act of 1933 or applicable state securities laws and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act and applicable state laws. The notes may be resold by the initial purchasers pursuant to Rule 144A and Regulation S under the Securities Act.
This press release is being issued pursuant to Rule 135c under the Securities Act of 1933, and is neither an offer to sell nor a solicitation of an offer to buy any of these securities and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale is unlawful.
Petrohawk Energy Corporation is an independent energy company engaged in the acquisition, production, exploration and development of natural gas and oil with properties concentrated in North Louisiana, Arkansas, East Texas, Oklahoma and the Permian basin.
For more information contact Joan Dunlap, Vice President — Investor Relations, at (832) 204-2737 or jdunlap@petrohawk.com. For additional information about Petrohawk, please visit our website at http://www.petrohawk.com.
Additional Information for Investors
This press release contains forward-looking statements within the meaning of the federal securities laws. Petrohawk cautions you that any statements contained in this press release that are not strictly historical statements constitute forward-looking statements. Such forward looking statements include, but are not limited to, Petrohawk’s expectations regarding the completion, timing and size of the proposed offering. These statements are based upon current beliefs or expectations and are subject to various risks and uncertainties, including those set forth in Petrohawk’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007, and the Quarterly Reports on Form 10-Q for the quarters ended June 30, 2008 and September 30, 2008 (copies of which may be obtained from the SEC’s website at http://www.sec.gov). Readers should not place undue reliance on any such forward-looking statements, which are made only as of the date hereof. Petrohawk undertakes no duty or obligation to update any forward-looking statements contained in this release as a result of new information, future events or changes in Petrohawk’s expectations.